                                            PANORAMA SERIES FUND, INC.
                                          Government Securities Portfolio

                                       Supplement dated July 25, 2002 to the
                                          Prospectus dated April 30, 2002

The Prospectus is revised as follows:

1.       The supplement dated April 30, 2002 is withdrawn.

2.       The  paragraph  titled  "Portfolio  Managers" on page 7 of the  Prospectus  is deleted in its entirety and replaced with the following:

         Portfolio  Managers.  The portfolio manager of the Portfolio's  corporate bond component is David
         Negri.  Mr. Negri is a Vice President of Panorama  Series Fund,  Inc. and a Senior Vice President
         of the  Manager.  Mr.  Negri became a portfolio  manager of the  Portfolio in March 1996.  He has been a portfolio  manager for the Manager  since July 1988.  He is also an officer and  portfolio manager of other mutual funds.

         Since April 23, 2002,  the government  securities  component of the Portfolio has been managed by a portfolio  management team comprised of Angelo  Manioudakis and other investment  professionals selected  from the Manager's  high-grade  team in its  fixed-income  department.  This  portfolio management  team is  primarily  responsible  for the  day-to-day  management  of the  Portfolio's government  securities.  Mr.  Manioudakis  is a  Vice  President  of the  Fund  and  Senior  Vice
         President  of the  Manager.  Prior to joining the Manager in April 2002,  Mr.  Manioudakis  was a portfolio manager at Morgan Stanley Investment Management (August 1993-April 2002).

July 25, 2002                                                                            613PS.003